Exhibit 99.1
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE
Contact: Joseph Tesoriero
Phone: (818) 879-6900
Beth Potillo
Phone: (818) 879-6733
DOLE FOOD COMPANY, INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR RESULTS
     WESTLAKE VILLAGE, California — March 14, 2011 — Dole Food Company, Inc. today announced financial and operating results for the fourth quarter and full year ended January 1, 2011. For the fourth quarter, Dole reported Adjusted EBITDA of $21 million ($29 million, excluding charges for restructuring and long-term receivables) compared to $68 million for the fourth quarter of 2009. For the full year, Dole reported Adjusted EBITDA of $320 million ($353 million, excluding charges for restructuring and long-term receivables) compared to $417 million in 2009. Dole reported a GAAP loss from continuing operations for fiscal year 2010 of $34 million or ($0.39) per share. Comparable Income from continuing operations for fiscal year 2010 was $62 million, compared to $67 million in 2009 (see Exhibit 2).
     David A. DeLorenzo, Dole’s President and CEO said: “We are quite pleased with the performance of our fresh vegetables and packaged foods segments in 2010. Our North America fresh vegetables business performed strongly, more than doubling its EBITDA, driven by higher value-added pricing and volumes, and improved plant efficiencies. Our packaged foods division achieved another record year, while introducing successful new products, such as our new “no sugar added” FRUIT BOWLS® in 100% juice and securing price increases to offset rising input costs. Of course, we were not immune to the challenges that confronted the entire banana industry last year, when extremely adverse weather conditions disrupted production, increasing fruit costs in Latin America. In addition, the temporary closure of the Iranian market drove down banana pricing in all Asian markets, including those in which Dole sells. With a difficult fourth quarter behind us, and with market prices improving, we are focused on a strong recovery in 2011.”

Selected Financial Results from Continuing Operations:

	Quarter Ended		Fiscal Year
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
	(In millions)
Revenues, net	$1,557	$1,530	$6,893	$6,779
Operating income	(11)	77	194	352
Adjusted EBITDA	21	68	320	417
Comparable income (loss)	(27)	(19)	62	67
Reconciliation of net income to EBIT and Adjusted EBITDA:

	Quarter Ended		Fiscal Year
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
	(In millions)
Net income (loss)	$(37)	$16	$(30)	$88
Discontinued operations, net	2	(1)	(3)	(3)
Interest expense	37	48	164	206
Income taxes	(7)	7	13	23

Earnings before interest and taxes (“EBIT”)	(5)	70	144	314
Depreciation and amortization	26	28	114	120
Net unrealized (gain) loss on derivative instruments	6	(25)	65	8
Foreign currency (gain) loss on vessel obligations	(2)	—	(3)	6
Net unrealized (gain) loss on foreign denominated instruments	(4)	(7)	3	—
Debt retirement costs in connection with initial public offering	—	30	—	30
Gain on asset sales	—	(28)	(3)	(61)

Adjusted EBITDA	$21	$68	$320	$417

Included in Adjusted EBITDA are charges for restructuring and long-term receivables of $8 million and $33 million for the fourth quarter and fiscal year 2010, respectively.
See “Non-GAAP Measurements” below for discussion of EBIT and Adjusted EBITDA.
Revenues
     For fiscal 2010, revenues increased 2% to $6.9 billion. The increase was primarily due to higher worldwide volumes in packaged foods and higher North America packaged salad sales in fresh vegetables. Fresh fruit sales increased slightly as higher sales in the European ripening and distribution business were partially offset by lower banana volumes in North America and Europe. In addition, revenues were impacted by divestitures of Latin America box plants in 2009.

Adjusted EBITDA
     For fiscal year 2010, Adjusted EBITDA of $320 million included $33 million of charges related to restructuring and long-term receivables. The decrease in Adjusted EBITDA was primarily due to lower fresh fruit earnings, which decreased as a result of lower banana and fresh pineapple earnings worldwide as well as lower earnings in the European ripening and distribution business. These factors were partially offset by a $27.3 million benefit from an arbitration settlement involving faulty manufactured containers sold to Dole. Fresh vegetables performance improved by $25 million due to better pricing, favorable product mix, and lower costs in packaged salads. Packaged salads earnings also benefited from a $5.3 million settlement with a fresh vegetables supplier, which was recorded during the fourth quarter. Packaged foods segment results were comparable to prior year as better earnings in the frozen fruit operations and Europe were offset by lower results in North America and Asia.
Cash and Debt

	January 1,		January 2,
	2011		2010
	(In millions)
Cash:
Cash and cash equivalents	$180	*	$120

Total Debt:
Revolving credit facility	$—		$—
Term loan facilities	830		739
Senior Notes and Debentures	697		767
Other debt, net of debt discount	76		92

Total Debt	$1,603		$1,598

Net Debt	$1,423		$1,478

*	Includes $10 million of restricted cash
Segment Information

	Quarter Ended		Fiscal Year
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
	(In millions)
Revenues from external customers:
Fresh fruit	$1,042	$1,039	$4,716	$4,711
Fresh vegetables	230	235	1,055	1,025
Packaged foods	285	256	1,121	1,042
Corporate	—	—	1	1

	$1,557	$1,530	$6,893	$6,779

	Quarter Ended		Fiscal Year
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
	(In millions)
EBIT:
Fresh fruit	$(25)	$65	$122	$305
Fresh vegetables	7	—	30	9
Packaged foods	29	30	107	106

Total operating segments	11	95	259	420
Corporate:
Unrealized gain (loss) on cross currency swap	(7)	14	(67)	(21)
Net unrealized gain (loss) on foreign denominated instruments	3	7	(3)	(1)
Debt retirement costs in connection with initial public offering	—	(30)	—	(30)
Operating and other expenses	(12)	(16)	(45)	(54)

Corporate	(16)	(25)	(115)	(106)

Total EBIT	$(5)	$70	$144	$314

See Exhibit 1 for further detailed information on segments.
Fourth Quarter 2010
     Earnings in the fourth quarter of 2010 were impacted by lower earnings in fresh fruit due to higher costs in Latin America and lower pricing in Asia bananas as compared to 2009. Fresh vegetables earnings in the fourth quarter of 2010 benefited from improved results in packaged salads, which were partially offset by lower earnings in fresh-packed vegetables, which had realized record prices in the fourth quarter of 2009. A favorable settlement with a fresh vegetables supplier also benefited the fourth quarter of 2010. Packaged foods’ earnings improved slightly compared to 2009, with improved performance in frozen fruit, offset by lower earnings in Asia and North America packaged fruit.
Conference Call
     Dole will hold a conference call for investors to discuss its results at 4:45 p.m. EST today. Access to a live audio webcast is available at http://investors.dole.com under “Webcasts.” Toll-free telephone access will be available by dialing 866-383-8009 in the United States and 617-597-5342 from international locations and providing the conference code 83828563. A replay of the call will be available until March 28, 2011. To access the telephone replay, dial 888-286-8010 from the United States and 617-801-6888 from international locations and enter the confirmation code 48623641. A replay of the webcast will be archived and available at www.dole.com.

Non-GAAP Measurements
     EBIT, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) are measures commonly used by financial analysts in evaluating the performance of companies. EBIT is calculated from net income (loss) by adding loss or subtracting income from discontinued operations, net of income taxes, adding the loss or subtracting the gain on disposal of discontinued operations, net of income taxes, adding interest expense and adding income tax expense to net income. Adjusted EBITDA is calculated from EBIT by adding depreciation and amortization from continuing operations, adding the net unrealized loss or subtracting the net unrealized gain on certain derivative instruments (foreign currency and bunker fuel hedges and the cross currency swap), adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, and subtracting gain on asset sales. Comparable Income (loss) from continuing operations is calculated from income (loss) from continuing operations by adding charges for restructuring and long-term receivables, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on certain derivative instruments (foreign currency and bunker fuel hedges and the cross currency swap), net of income taxes, adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, net of income taxes, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, net of income taxes, and subtracting gain on asset sales, net of income taxes. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. For 2009, debt retirement costs in connection with Dole’s initial public offering are also added to EBIT in calculating Adjusted EBITDA. Net debt is calculated as total debt less cash and cash equivalents.
     EBIT, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) are not calculated or presented in accordance with U.S. GAAP and EBIT and Adjusted EBITDA are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included EBIT, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) herein because management believes that EBIT and Adjusted EBITDA are useful performance measures for Dole. In addition, EBIT, Adjusted EBITDA and Comparable Income (loss) from continuing operations (total and per share) are presented because Dole’s management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of Dole.
     Dole, with 2010 net revenues of $6.9 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.
     This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1
     Segment EBIT was significantly impacted by unrealized non-cash foreign currency exchange gains and losses, and gains on assets sales, which are detailed in the tables below:

	Quarter Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
	(In millions)
Fresh Fruit
Revenues	$1,042	$1,039	$4,716	$4,711

EBIT:
Fresh fruit products	$(19)	$25	$122	$248
Charges for restructuring and long-term receivables	(8)	—	(33)	—
Gain on arbitration settlement, net	—	—	27	—
Unrealized gain on foreign currency and fuel hedges	—	11	—	12
Foreign currency exchange gain (loss) on vessel obligations	2	—	3	(6)
Net unrealized gain on foreign denominated instruments	—	1	—	—
Gains on asset sales	—	28	3	51

Total Fresh fruit EBIT	$(25)	$65	$122	$305

	Quarter Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
	(In millions)
Fresh Vegetables
Revenues	$230	$234	$1,055	$1,025

EBIT:
Fresh vegetables products	$2	$—	$25	$—
Gain on legal settlement	5	—	5	—
Gains on asset sales	—	—	—	9

Total Fresh vegetables EBIT	$7	$—	$30	$9

	Quarter Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
	(In millions)
Packaged Foods
Revenues	$285	$256	$1,121	$1,042

EBIT:
Packaged foods products	$28	$31	$105	$104
Unrealized gain (loss) on foreign currency hedges	1	(1)	2	1
Gains on asset sales	—	—	—	1

Total Packaged Foods EBIT	$29	$30	$107	$106

Exhibit 2 — Reconciliation of Income from continuing operations to Comparable Income (loss) from continuing operations (Unaudited):

	Quarter Ended
			January 2,
	January 1, 2011		2010
	(In millions, except per share data)
Earnings per share
Income (loss) from continuing operations	$(36)	$(0.41)	$15
Net unrealized (gain) loss on derivative instruments, net of income taxes	6	0.07	(19)
Charges for restructuring and long-term receivables, net of income taxes	8	0.09	—
Foreign currency exchange gain on vessel obligations, net of income taxes	(2)	(0.02)	—
Net unrealized gain on foreign denominated instruments, net of income taxes	(3)	(0.04)	(7)
Debt retirements costs in connection with initial public offering, net of income taxes	—	—	19
Gain on asset sales, net of income taxes	—	—	(27)

Comparable Income (loss) from continuing operations	$(27)	$(0.31)	$(19)

	Fiscal Year
			January 2,
	January 1, 2011		2010
	(In millions, except per share data)
Earnings per share
Income (loss) from continuing operations	$(34)	$(0.39)	$85
Net unrealized loss on derivative instruments, net of income taxes	65	0.75	12
Charges for restructuring and long-term receivables, net of income taxes	33	0.37	—
Foreign currency exchange (gain) loss on vessel obligations, net of income taxes	(2)	(0.03)	6
Net unrealized loss on foreign denominated instruments, net of income taxes	3	0.04	1
Debt retirements costs in connection with initial public offering, net of income taxes	—	—	19
Gain on asset sales, net of income taxes	(3)	(0.03)	(56)

Comparable Income from continuing operations	$62	$0.71	$67